                                                                       EXHIBIT 3

                            DOLPHIN ADVISORS, L.L.C.
                              129 East 17th Street
                            New York, New York 10003

September 9, 2005

Boston Restaurant Associates, Inc.
999 Broadway, Suite 400
Saugus, MA 01906
Attention: Special Committee of the Board of Directors

BB&T Capital Market
Corporate Finance
225 Franklin Street, Suite 2600
Boston, MA 02110
Attention: Robert F. Dreier

Ladies and Gentlemen:

      On behalf of Dolphin Direct Equity Partners, LP ("Dolphin"), we are
pleased to submit this preliminary, non-binding indication of interest in the transaction set forth below. This letter is a non-binding document prepared for discussion purposes only, and the proposed transaction is specifically subject to satisfactory due diligence review, customary stock purchase agreements and the other conditions precedent contained herein, all satisfactory to Dolphin in their sole discretion. No obligations of any kind shall be created to effect the proposed transaction in the absence of the execution of definitive agreements, as to which no obligation is created hereby.

      Dolphin has entered into discussions with the Company's management and with the Polcari family (together, "Management") to explore a management buy-out of Boston Restaurant Associates, Inc. (the "Company"). Based on those discussions and review of the Company's offering materials, we propose the following transaction:

      1.    VALUATION ESTIMATE. Dolphin, through an acquisition vehicle in which
            Management would participate, is willing to purchase 100% of the
            Company's issued and outstanding Common Stock and Convertible
            Preferred Stock for an aggregate purchase price of at least
            $5,000,000.

      2.    FORM OF CONSIDERATION. Dolphin intends to offer to purchase the
            Company's equity securities with cash; PROVIDED, HOWEVER, that any equity securities held by Management will be contributed to the acquisition vehicle in exchange for an interest therein.

      3.    FINANCING. Dolphin will finance the proposed transaction with its own funds.

      4.    ASSUMPTIONS. This indication of interest assumes that the Company continues to operate as projected through the closing of the transaction, achieving the EBITDA targets presented in the Company's
            Confidential Information Memorandum.

      5.    DUE DILIGENCE REQUIREMENTS. Dolphin anticipates conducting customary due diligence for a transaction of this type. Dolphin's diligence review will likely be facilitated by Dolphin's and Management's knowledge of the Company as long-time investors.

      6.    LEVEL OF REVIEW. The proposed transaction has received all necessary internal review and approvals within Dolphin.

      We look forward to working with the Company towards a successful transaction. Please do not hesitate to contact either of the Dolphin principals named above with any inquiries.

Very truly yours,

Carlos P. Salas